Exhibit 3.11

LIMITED LIABILITY COMPANY AGREEMENT

OF

BORDEN CHEMICAL FOUNDRY, LLC

THE UNDERSIGNED is executing this Limited Liability Company Agreement (this “Agreement”) for the purpose of forming a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”), and does hereby certify and agree as follows:

1. Name; Certificate of Formation. The name of the limited liability company is Borden Chemical Foundry, LLC or such other name as the Board of Managers may from time to time hereafter designate.

2. Definitions. In addition to terms otherwise defined herein, the following terms are used herein as defined below, all capitalized terms not defined herein shall have the meaning ascribed to them in Section 18.101 of the Act:

“Board of Managers” means the Board of Managers designated in Section 9.

“Manager” means any member of the Board of Managers.

“Member” means Hexion Specialty Chemicals, Inc., a New Jersey corporation.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4. Offices.

(a) The principal place of business and office of the Company shall be located at and the Company’s business shall be conducted from such place or places as the Board of Managers may from time to time designate.

(b) Designated Agent for Service of Process shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

5. Management of the Company.

(a) Subject to the delegation of rights and powers provided for herein the Board of Managers shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. The Board of Managers shall consist of not less than 1 nor more than 5 Managers. The number of Managers shall be determined by the Member. The Board of Managers shall meet annually and at such times and places and under such terms as the Board shall determine.

The Board of Managers shall initially be composed of the following individuals: Craig O. Morrison, William H. Carter and Sarah R. Coffin.

(b) The officers of the Company shall be elected and removed by the Board of Managers and shall have the usual powers and shall perform the usual duties incident to their respective offices. The Board of Managers may appoint, employ or otherwise contract with such other person for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its sole discretion. The Board of Managers may delegate to any officer of the Company or to any such other person such authority to act on behalf of the Company as the Board of Managers may from time to time deem appropriate in its sole discretion.

6. Officers. The following persons are designated officers of the Company (the “Officers”) and to hold the office or offices set forth opposite their names until the 1st annual meeting of the Board of Managers and until their successors have been duly elected and qualified:

NAME	TITLE

Sarah R. Coffin	President
William H. Carter	Vice President
George F. Knight	Vice President & Treasurer
Thomas V. Barr	Vice President
Ellen German Berndt	Vice President & Secretary
Brent E. Kinnan	Assistant Secretary

7. Powers. Each of the Officers (and, with respect only to the certificate of formation and any amendments and/or restatements thereof, Patricia A. Heslep) are hereby each designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

When the taking of any action has been authorized by the Board of Managers, any Manager or officer of the Company or any other person specifically authorized by the Board of Managers, may execute any contract or other agreement or document on behalf of the Company.

8. Member. The name and business or residence of each Member of the Company is set forth on Schedule A attached hereto. As of the date hereof, Hexion Specialty Chemicals, Inc. is the sole Member of the Company.

9. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with this agreement.

10. Liability of Members; Indemnification. The Members shall not have any liability to the Company, any other Members or any third party for the obligations or liabilities of the Company except to the extent required by the Act. The Company shall, to the full extent permitted by applicable law, indemnify and hold harmless each Member and each Officer against liabilities incurred by it in connection with any action, suit or proceeding to which it may be made a party or otherwise involved or with which such Member or such Officer shall be threatened by reason of its being a Member or Officer or while acting as a Member or Officer on behalf of the Company or in its interest.

11. Capital Contributions. The sole Member may, but is not obligated to, make capital contributions to the Company from time to time, in cash, securities or other property, in amounts and at times as determined by the Member.

12. Additional Members. The Member shall have the right to admit additional members upon such terms and conditions at such time or times, and for such capital contributions as shall be determined by the Managing Member; and in connection with any such admission, the Member shall have the right to amend Schedule A hereof to reflect the name, address and capital contribution of the newly admitted member.

13. Certificates. The Company hereby irrevocably elects that no membership interest in the Company shall be represented by a certificate, and no membership interest in the Company shall be a security governed by Article 8 of the Uniform Commercial Code.

14. Allocation of Profits and losses. In the event additional Members are admitted, the Company’s profits and losses shall be allocated among the Members in proportion to their respective Membership Percentages.

15. Distributions. Distributions shall be made to the Members at the times and in the amounts determined by the Managing Member. Such distributions shall be allocated among the Members in proportion to their respective membership percentages.

16. Fiscal Year. Unless otherwise determined by the Board of Managers, the fiscal year end of the Company shall be the calendar year.

17. Indemnification; Limitation of Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager.

(a) No Manager or officer of the Company shall have any personal liability whatsoever to the Company or any Members on account of such Manager’s or officer’s status as a Manager or offer or by reason of such Manager’s or officer’s acts or omissions in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect any Manager or officer against any liability to the Company or the Members to which such Manager or officer would otherwise be subject by reason of (i) any act or omission of such Manager or officer that involved actual fraud or willful misconduct or (ii) any transaction from which such Manager or officer derived improper personal benefit.

(b) The Company shall indemnify and hold harmless each Manager and officer and the affiliates of any Manager or officer (each an “Indemnified Person”) against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation or termination of the Company, or the Indemnified Person’s acting as a Manager or officer under this Operating Agreement, or the authorized actions of such Indemnified Person in connection with the conduct of the affairs of the Company (including, without limitation, indemnification against negligence, gross negligence or breach of duty); provided, however, that no Indemnified Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from (i) any act or omission of such Indemnified Person that involves actual fraud or willful misconduct or (ii) any transaction from which such Indemnified Person derived improper personal benefit. The indemnities hereunder shall survive termination of the Company. Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to Members. Costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Company to or on behalf of such Indemnified Person prior to final resolution of a matter, so long as such Indemnified Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.

(c) The contract rights to indemnification and to the advancement of expenses conferred in this Section 17 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Managers or otherwise.

(d) The Company may maintain insurance, at its expense, to protect itself and any Manager, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Act.

(e) The Company may, to the extent authorized from time to time by the Board of Managers, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 17 with respect to the indemnification and advancement of expenses of Managers and officers of the Company.

(f) Notwithstanding the foregoing provisions of this Section 17, the Company shall indemnify an Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person only if such proceeding (or part thereof) was authorized by the Board of Managers of the Company; provided, however, that an Indemnified Person shall be entitled to reimbursement of his or her reasonable counsel fees with respect to a proceeding (or part thereof) initiated by such Indemnified Person to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section 17 to the extent the Indemnified Person is successful on the merits in such proceeding (or part thereof).

18. Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a) The determination of the Board of Managers to dissolve the Company; or

(b) The withdrawal or the occurrence of any other event which terminates the continued membership of all of the Members in the Company or any other event causing a dissolution under the Act.

19. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

20. Amendment. This Agreement may only be amended by written consent of the Members.

21. Entire Agreement. This Agreement constitutes the entire agreement among the Members and supersedes all prior agreements and understandings among the Members with respect to the matters contemplated hereby. There are no restrictions, warranties, covenants, agreements, promises or undertakings other than those expressly set forth in this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the date first written above.

Executed as of the 21st day of December, 2006.

HEXION SPECIALTY CHEMICALS, INC.

By:	/s/ Thomas V. Barr
Name: Thomas V. Barr
Title: Vice President

SCHEDULE A

Managing Member	100%

Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, Ohio 43215